UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 5, 2006
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On December 5, 2006, Nathaniel Energy Corporation entered into an agreement with Bailey-Jamar, LLC, under which Bailey-Jamar agreed to provide the company with $7,500,000 in capital through an equity investment by a joint venture consisting of Bailey-Jamar and a co-venturer to be identified by Bailey-Jamar in the future.

Brad E. Bailey, the company’s Chief Executive Officer, is a principal member of Bailey-Jamar.

Under the terms of the agreement, the joint-venture will purchase 56,618,333 shares of common stock of the company for approximately 13.25 cents per share. The closing price for the company’s common stock on the over-the-counter bulletin board on December 2, 2006 was 6 cents per share. The number of shares to be purchased will represent approximately 38.4% of the outstanding common stock of the company, based on the number of shares currently outstanding.

The company’s obligation to close the transaction is conditioned upon, among other things, the members of the joint venture and their respective principals and affiliates meeting certain standards of acceptability set forth in the agreement generally relating to the absence of:

•	Convictions of any felonies and misdemeanors in connection with the purchase and sale of securities;

•	Injunctions or judgments restraining of enjoining conduct in connection with the purchase and sale of any securities;

•	Suits or investigations or inquiries including a claim under the federal or state securities laws or breach of fiduciary duty; and

•
Conduct which causes the company to believe that an association with the joint venture will be materially injurious to the company or its stockholders, or will bring the company or its stockholders into disrepute.

At the closing of the purchase of the stock, the entire purchase price will be placed in escrow, and released to the company for the following purposes as certain milestones are met:

Project demonstration and Thermal Gasifier™ demonstration unit	$3,500,000
Project seed funds	$1,600,000
Working capital and corporate operations	$2,400,000

The company has the right to reallocate the use of the purchase price funds with the joint venture’s consent which will not unreasonably be withheld.

The shares purchased by the joint venture will be issued to the joint venture when, and to the extent that, the purchase price funds are delivered out of escrow to the company from time-to-time.

Under the agreement, the joint venture will have “piggy back” registration rights for the shares that it purchases.

Commencing at the time that, and so long as, the joint venture owns 20% or more of the company’s voting stock, the joint venture will have a right of first refusal to negotiate in good faith with the company to purchase any securities that the company desires to offer and sell for cash, pursuant to any offer initiated by the company or solicited by a third party, upon the material terms of the proposed offer.

The agreement provides that the company will not enter into any agreement with any third party relating to a sale of assets, a merger, share exchange, certain financings, or the issuance or sale of company stock, convertible securities or convertible debt, for a period ending on February 28, 2007, or the earlier termination of this agreement without closing of the stock purchase. However, the standstill will not preclude the company from pursuing any unsolicited transaction presented to the company that is more favorable to the stockholders of the company from a financial point of view than the transaction covered by the agreement, which is reasonably likely to be consummated, if the company’s failure to pursue those other unsolicited proposals would be reasonably likely to result in a breach of the board of directors’ fiduciary duties.

The company cannot assure that Bailey-Jamar will be able to form a joint venture with a co-venturer that meets the acceptability requirements under the agreement, or that the joint venture will be able to provide the capital required by this agreement. Additionally, if a joint venture is formed and provides the capital to the company under the agreement, we cannot assure that the company will achieve the milestones to release the capital funds to Nathaniel Energy, that the amount of funds will be enough to accomplish the purposes to which the capital is allocated, or that those purposes will be achieved in any event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 8, 2006
NATHANIEL ENERGY CORPORATION By: /s/ Brad E. Bailey Brad E. Bailey, Chief Executive Officer
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